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                              COURIER CORPORATION
                              -------------------
                           SUBSIDIARIES OF REGISTRANT
                           --------------------------
                                   EXHIBIT 21

Registrant has the following subsidiaries:

                                                                                                 % OWNED
                                                                          JURISDICTION OF     BY IMMEDIATE
           NAME                           IMMEDIATE PARENT                 INCORPORATION         PARENT
-------------------------------           ----------------                ---------------     ------------
Courier-Citizen Company                  Courier Corporation               Massachusetts          100%

Courier Investment Corporation           Courier Corporation               Massachusetts          100%

Courier Westford, Inc.                   Courier Delaware Holding Corp.    Massachusetts          100%

National Publishing Company              Courier Delaware Holding Corp.    Pennsylvania           100%

Courier Stoughton, Inc.                  Courier Delaware Holding Corp.    Massachusetts          100%

Courier Companies, Inc.                  Courier Delaware Holding Corp.    Massachusetts          100%

Courier Kendallville, Inc.               Courier Delaware Holding Corp.    Indiana                100%

Courier New Media, Inc.                  Courier Delaware Holding Corp.    Massachusetts          100%

Courier Foreign Sales Corporation Ltd.   National Publishing Company       Jamaica                100%

Courier Delaware Holding Corp.           Courier-Citizen Company           Delaware               100%

Courier Properties, Inc.                 Courier-Citizen Company           Massachusetts          100%

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